Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following sets forth certain unaudited pro forma condensed combined financial data of Echo Global Logistics, Inc. (“we,” “us,” “our,” the “Company” or “Echo”), after giving effect to our completion of the acquisition of all of the outstanding membership units of Command Transportation, LLC (“Command”) (the “Command Acquisition”), including the sale and issuance of an assumed $150 million aggregate principal amount of convertible senior notes and the sale and issuance of 5,000,000 shares of our common stock at an assumed public offering price of $33.82 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on April 23, 2015, in separate public offerings, and borrowings of $100 million under a $200 million senior secured asset-based revolving credit facility (the “New ABL Facility”) and a $300 million senior secured term loan facility (the “New Term Loan Facility” and, together with the New ABL Facility, the “Credit Facilities”), the aggregate net proceeds of which will be used to finance the Command Acquisition.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had the Command Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no transactions between us and Command during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 assumes that the Command Acquisition took place on January 1, 2014.  Our condensed consolidated statement of operations, derived from our audited financial statements for the year ended December 31, 2014, has been combined with Command’s audited consolidated statement of operations for the same period.

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 assumes that the Command Acquisition took place on December 31, 2014 and combines our December 31, 2014 audited consolidated balance sheet with Command’s December 31, 2014 audited consolidated balance sheet.

Our historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Command Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined information set forth below. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and the historical consolidated financial statements of Command included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation. We have been treated as the acquiror in the Command Acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Command Acquisition, the costs to combine our operations with those of Command or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the convertible senior notes and common stock contemplated to be issued and sold and borrowings under the Credit Facilities to finance the Command Acquisition.

Echo Global Logistics, Inc. and Command Transportation, LLC

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	Historical		Pro Forma		Pro Forma
	Echo	Command	Adjustments		Combined
Revenue	$1,173,382,760	$561,059,709	$—		$1,734,442,469
Costs and expenses:
Transportation costs	965,165,330	459,270,886	—		1,424,436,216
Selling, general, and administrative expenses	166,812,670	78,277,409	10,000,000	1	255,090,079
Depreciation and amortization	13,876,079	1,524,704	14,480,000	2	29,880,783
Income from operations	27,528,681	21,986,710	(24,480,000)		25,035,391
Interest expense	(105,404)	(403,330)	(11,193,870)	3,4	(11,702,604)
Other expense	(144,128)	—	—		(144,128)
Other expense, net	(249,532)	(403,330)	(11,193,870)		(11,846,732)
Income before provision for income taxes	27,279,149	21,583,380	(35,673,870)		13,188,659
Income tax expense	(10,491,591)	—	5,354,386	5	(5,137,205)
Net income	16,787,558	21,583,380	(30,319,484)		8,051,454
Net income applicable to common shareholders	$16,787,558	$21,583,380	$(30,319,484)		$8,051,454
Basic earnings per share	$0.73	$—	$—		$0.28	6
Diluted earnings per share	$0.71	$—	$—		$0.27	7

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Echo Global Logistics, Inc. and Command Transportation, LLC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

	Historical		Pro Forma		Pro Forma
	Echo	Command	Adjustments		Combined
Assets
Cash and cash equivalents	$32,542,119	$14,994,545	$(14,300,362)	8,9,10	$33,236,302
Accounts receivable, net of allowance	145,198,419	70,393,213	—		215,591,632
Income taxes receivable	1,968,511	—	—		1,968,511
Prepaid expenses	2,849,011	825,890	—		3,674,901
Deferred income taxes	995,171	—	—		995,171
Other current assets	2,114,356	—	1,600,000	9	3,714,356
Total current assets	$185,667,587	$86,213,648	$(12,700,362)		$259,180,873
Property and equipment, net	21,276,709	3,929,874			25,206,583
Intangibles and other assets:
Goodwill	77,909,537	—	210,028,386	11	287,937,923
Intangible assets, net of accumulated amortization	30,871,423	—	146,000,000	12	176,871,423
Other assets	318,938	—	6,400,000	9	6,718,938
Total long-term assets	$130,376,607	$3,929,874	$362,428,386		$496,734,867
Total assets	$316,044,194	$90,143,522	$349,728,024		$755,915,740
Liabilities and stockholders’/members’ equity
Accounts payable—trade	$85,999,784	$10,415,575	$—		$96,415,359
Due to seller—short term	4,243,088	—	—		4,243,088
Accrued expenses	19,496,000	8,890,971	—		28,386,971
Current portion of deferred compensation liabilities	—	5,909,185	(5,909,185)	8	—
Notes Payable	17,507,500	—	—		17,507,500
Total current liabilities	$127,246,372	$25,215,731	$(5,909,185)		$146,552,918
Bond payable	—	—	134,040,000	13,14	134,040,000
Additional Lending Facility	—	—	100,000,000	15	100,000,000
Due to seller—long term	1,087,990	—	—		1,087,990
Long-term portion of deferred compensation liabilities	—	10,508,620	(10,508,620)	8	—
Other noncurrent liabilities	1,502,019	—	—		1,502,019
Deferred income taxes	4,333,635	—	6,064,800	14	10,398,435
Total long-term liabilities	$6,923,644	$10,508,620	$229,596,180		$247,028,444
Total liabilities	$134,170,016	$35,724,351	$223,686,995		$393,581,362
Stockholders’/members’ equity:
Common stock, par value $0.0001 per share	2,322	—	544	13	2,866
Additional paid-in capital	112,688,360	—	183,869,656	13,14	296,558,016
Retained earnings/members’ equity	69,183,496	54,419,171	(57,829,171)	16,17	65,773,496
Total stockholders’/members’ equity	$181,874,178	$54,419,171	$126,041,029		$362,334,378
Total liabilities and stockholders’/members’ equity	$316,044,194	$90,143,522	$349,728,024		$755,915,740

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)                                 As part of the Command Acquisition, Command management entered into new employment agreements with Echo Global Logistics which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation under each agreement. Stock compensation under the new agreements would have been $10,000,000 for the year ended December 31, 2014. The stock compensation expense recognized in the pro forma financial statements for the new arrangements includes only the time-based awards granted.

(2)                                 To record pro forma amortization expense of $14,480,000 for the 12 months ended December 31, 2014. Pro forma amortization is calculated as follows:

Asset	Fair Value	Useful Life	Estimated Amortization
Trademarks/Trade Name	$7,000,000	7 Years	1,000,000
Technology	$3,000,000	3 Years	1,000,000
Customer Relationships	$132,000,000	15 Years	11,680,000
Non-Competition Agreements	$4,000,000	5 Years	800,000
Total Fair Value	$146,000,000

Amortization expense has been calculated using the accelerated method for customer relationships over the estimated useful life. Amortization expense has been calculated using the straight-line method over the estimated useful life for other intangible assets.

(3)                                 Represents the removal of interest related expense of Command of $403,330 for the 12 months ended December 31, 2014. Command had borrowings outstanding from its majority member under a note payable agreement at certain points in 2014. From time to time, Command actively increased borrowings from the majority member and also made payments to the majority member in order to repay borrowings. Interest on the outstanding borrowings was applied at 6.00% per annum in order to repay borrowings. There were no amounts outstanding as of December 31, 2014. The note payable agreement was dissolved as part of the Command Acquisition. This amount is removed from interest expense.

(4)                                 Represents the interest expense incurred on the $150,000,000 convertible note offering and the expected interest expense related to borrowings on the New ABL Facility. See Notes 14 and 15 for the expected terms of the respective arrangements. Interest expense includes the amortization of loan commitment fees. As the fees are fixed and determinable, the fees are recognized as an adjustment of yield over the related loan’s life.

(5)                                 Reflects the income tax effects of the historical results of Command and the pro forma adjustments for the 12 month period ended December 31, 2014 using the statutory rate of 38.0%.

(6)                                 Reflects adjustments to the denominator of basic earnings per share giving effect to the 5,000,000 shares issued in the anticipated equity offering and an assumed 443,525 shares issued as consideration for the business as if they occurred January 1, 2014, the beginning of the period presented.

(7)                                 Reflects adjustments to the pro forma diluted earnings per share by giving effect to the dilutive impact of the number of shares issued in relation to the $10,000,000 of restricted stock granted to several key Command employees as part of the Unit Purchase Agreement. The restricted stock will be issued at the closing and vests after one year. There is no dilutive impact of the shares that may be issued in relation to the issuance of convertible notes as the conversion price exceeds the current market price.

(8)                                 Represents an adjustment for the payment of the deferred compensation liabilities of Command of $16,417,805 that will not be assumed by Echo. A preliminary purchase price allocation is below:

Purchase Price To Be Paid	Amount
Cash Paid to Seller	396,572,557
Value of Shares Issued to Sellers	13,875,000
Total	410,447,557

Purchase Price Allocation
Purchase Price	410,447,557
Less: Fair value of net assets acquired	(54,419,171)
Less: Fair value of trademarks/trade names	(7,000,000)
Less: Technology acquired	(3,000,000)
Less: Fair value of non-compete agreements	(4,000,000)
Less: Fair value of customer relationships	(132,000,000)
Fair value of goodwill	210,028,386

(9)                                 Cash amount is reduced for $11,410,000 of fees that will be paid out of available cash. $8,000,000 of the $11,410,000 fees relate to commitment fees related to the convertible notes (Note 14) and the New ABL Facility (Note 15). These are divided between short-term and long-term portions of the fees. The remaining $3,410,000, which are advisory, legal and other directly related transaction costs will be paid in cash and are transaction related costs. The $3,410,000 is presented after affecting the items for income tax. As these transaction expenses are not expected to have an ongoing impact, they are not reflected in the unaudited pro forma condensed combined statement of operations.

(10)                          Sources and uses of cash:

Sources of cash:
Offering of common stock (net of issuance costs)	$160,100,000
Offering of convertible notes	150,000,000
Drawdown from New ABL Facility	100,000,000
Total sources of cash	410,100,000
Uses of cash:
Convertible notes issuance and New ABL Facility costs	(8,000,000)
Acquisition costs	(3,410,000)
Cash acquisition purchase price	(396,572,557)
Payment of Command deferred compensation liability	(16,417,805)
Total uses of cash	(424,400,362)
Net cash adjustment	$(14,300,362)

(11)                          Records the preliminary fair value of goodwill resulting from the pro forma allocation of the purchase price as if the Command Acquisition had occurred using a preliminary purchase price estimate of $410,447,557. See Note 8 above for a preliminary purchase price allocation. Goodwill resulting from the Command Acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill. The goodwill resulting from the Command Acquisition is deductible for income tax purposes.

(12)                          Represents the preliminary allocation of purchase price to identifiable intangible assets, as follows:

Trademarks/Trade Name:	$7,000,000
Technology:	$3,000,000
Customer Relationships:	$132,000,000
Non-Competition Agreements:	$4,000,000

(13)                          The pro forma financial statements reflect the assumed issuance of 5,000,000 shares of common stock, the issuance of $150,000,000 of convertible notes and the draw of $100,000,000 from the New ABL Facility to fund the purchase price and related fees. Net proceeds from the equity offering after associated fees are expected to be $160,100,000. Not included in the 5,000,000 shares of common stock to be issued is $13,875,000 of new common stock issued to the Sellers as part of the consideration transferred. The equity to be issued to Seller has been adjusted from $15,000,000 for a marketability discount related to the holding period restriction associated with the common stock issued as consideration in the Command Transaction. Using a closing price on April 23, 2015 of $33.82, 443,525 shares would be issued to Sellers in addition to the 5,000,000 issued in relation to the new equity offering. A $1.00 increase in the issue price of Echo Global Logistics, Inc. common stock would decrease the number of shares issued to the Sellers by 12,738. A $1.00 decrease in the issue price of Echo Global Logistics, Inc. common stock would increase the number of shares issued to the Sellers by 13,514. In the event that the Company is unable to secure the contemplated equity and convertible note financing for the Command Acquisition, it has arranged for the New Term Loan Facility with Morgan Stanley, Credit Suisse and PNC to finance the Command Acquisition. The New Term Loan Facility will bear interest at Echo’s option at a rate based on LIBOR or an adjusted base rate, plus the applicable margin. The applicable margin on the base rate will be 3.75% and 4.75% on the LIBOR option. There is a 1% floor on LIBOR. The New Term Loan Facility will mature 7 years from the closing date.

(14)                          Represents the liability recorded in association with the debt portion of an anticipated convertible note offering. The total offering size is $150,000,000 with a five year maturity. These instruments will be unsecured senior notes. The anticipated coupon rate is expected to be between 2.75% and 3.25%. The expected conversion premium will be between 27.5% - 32.5% of the market price on the date of issuance. It is anticipated that the debt obligation will be settled in cash with an additional premium settled in shares. The debt portion of the instrument has been recorded at $134,040,000. $15,960,000 of the total $150,000,000 instrument was allocated to the conversion feature. In relation, a deferred tax liability of $6,064,800 was created for the conversion feature using the statutory tax rate of 38%.

(15)                          Represents the anticipated borrowings under the New ABL Facility. The New ABL Facility will be secured by the Company’s accounts receivable and subject to borrowing base requirements. The New ABL Facility bears interest at the Echo’s option based upon LIBOR or the base rate plus a margin determined by the excess availability. The New ABL Facility bears interest at Adjusted LIBOR plus a range from 1.50%-2.00% determined on excess availability or at an alternate base rate plus a range from 0.50% - 1.00% determined on excess availability.

(16)                          Reflects adjustments to eliminate Command’s historical members’ equity of $54,419,171.

(17)                          Reflects adjustments to account for transaction costs of $3,410,000 (net of tax) related to the Command Acquisition. As the transaction expenses will not have a continuing impact, the transaction expenses are not reflected in the unaudited pro forma condensed combined statement of operations.